News Release
www.aviatnetworks.com

Aviat Networks Announces Stock Repurchase Program
MILPITAS, Calif. - May 15, 2018 - Aviat Networks, Inc. (“Aviat” or the “Company”) (NASDAQ: AVNW), the leading expert in microwave networking solutions, today announced that its Board of Directors has authorized a stock repurchase program. Under the program, Aviat Networks may purchase up to $7,500,000 of its outstanding common stock beginning May 17, 2018.
Under the stock repurchase program, the Company intends to repurchase shares through authorized Rule 10b5-1 plans (which would permit the Company to repurchase shares when the Company might otherwise be precluded from doing so under insider trading laws), open market purchases, privately-negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934.
The Company may choose to suspend or discontinue the repurchase program at any time. The repurchase program does not obligate the Company to purchase any particular number of shares.
Michael Pangia, President and Chief Executive Officer of Aviat stated, “As we discussed in our fiscal 2018 third quarter results release and on our investor conference call, we believe our stock represents a compelling investment. We are taking steps to support our valuation over the long-term and with two years of profitability behind us and improving outlook ahead, we believe there are significant opportunities to enhance shareholder value.”
As of April 30, 2018, Aviat had 5,349,309 shares of common stock outstanding.
About Aviat Networks, Inc.
Aviat Networks, Inc. works to provide dependable products, services and support to our customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat is headquartered in Milpitas, California. For more information, visit www.aviatnetworks.com or connect with Aviat on Twitter, Facebook and LinkedIn.
Forward-Looking Statements Disclosure
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "anticipate," "continues," "expect," "forecast," "outlook," "believe," "may," "should" and "will" and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the "Risk Factors" and "Forward Looking Statements"

sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
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